UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2017

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 7, 2017, Halcón Resources Corporation (the “Company”) entered into an Amended and Restated Senior Secured Revolving Credit Agreement (the “A&R Credit Agreement”) by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto, as lenders. The A&R Credit Agreement amends and restates in its entirety the Senior Secured Revolving Credit Agreement entered into on September 9, 2016 (as amended, the “Original Credit Agreement”). Pursuant to the A&R Credit Agreement, the lenders party thereto have agreed to provide the Company with a $140.0 million senior secured reserve-based revolving credit facility (the “Credit Facility” and the loans thereunder, the “Loans”).

The maturity date of the Credit Facility is the earlier of (i) September 7, 2022 and (ii) the 180th day prior to the stated maturity date of February 15, 2022 with respect to the Company’s 2022 Second Lien Notes (defined below), if such notes have not been refinanced, redeemed or repaid in full on or prior to such 180th day. Until such maturity date, the Loans under the A&R Credit Agreement shall bear interest at a rate per annum equal to (i) the alternative base rate plus an applicable margin of 1.25% to 2.25%, based on the borrowing base utilization percentage under the Credit Facility or (ii) adjusted LIBOR plus an applicable margin of 2.25% to 3.25%, based on the borrowing base utilization percentage under the Credit Facility.

The Company may elect, at its option, to prepay any borrowing outstanding under the A&R Credit Agreement without premium or penalty (except with respect to any break funding payments, which may be payable pursuant to the terms of the A&R Credit Agreement). The Company may be required to make mandatory prepayments of the Loans under the Credit Facility in connection with certain borrowing base deficiencies.

Amounts outstanding under the A&R Credit Agreement are guaranteed by certain of the Company’s direct and indirect subsidiaries and secured by a security interest in substantially all of the assets of the Company and such direct and indirect subsidiaries.

The A&R Credit Agreement contains certain customary representations and warranties, including organization; powers; authority; enforceability; approvals; no conflicts; financial condition; no material adverse effect; litigation; environmental matters; compliance with laws; no defaults; Investment Company Act; taxes; ERISA; disclosure; no material misstatements; properties and titles; maintenance of properties; gas imbalances; prepayments; marketing of production; swap agreements; use of proceeds; solvency; money laundering; anti-corruption laws and sanctions.

The A&R Credit Agreement also contains certain affirmative and negative covenants, including delivery of financial statements; conduct of business; reserve reports; title information; indebtedness; liens; dividends and distributions; investments; sale or discount of receivables; mergers; sale of properties; termination of swap agreements; transactions with affiliates; negative pledges; dividend restrictions; gas imbalances; take-or-pay or other prepayments and swap agreements.

The A&R Credit Agreement also contains certain financial covenants, including the maintenance of (i) a ratio of Consolidated Total Net Debt (as defined in the A&R Credit Agreement) to EBITDA not to exceed 4.00:1.00, and (ii) a Current Ratio (as defined in the A&R Credit Agreement) not to be less than 1.00:1.00, each determined as of the last day of any fiscal quarter period.

The A&R Credit Agreement also contains certain events of default, including non-payment; breaches of representations and warranties; non-compliance with covenants or other agreements; cross-default to material indebtedness; judgments; change of control; and voluntary and involuntary bankruptcy.

The foregoing description of the A&R Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On September 7, 2017, the Company and certain of its wholly-owned subsidiaries (collectively, the “Sellers”) completed the previously disclosed sale of all of the Sellers’ operated oil and gas leases, oil and gas wells and associated assets located in the Williston Basin in North Dakota, as well as 100% of the membership interests in two subsidiaries of the Company (collectively, the “Williston Assets”), to Bruin Williston Holdings, LLC (the “Purchaser”) (such sale, the “Williston Divestiture”). Pursuant to the terms of that certain Agreement of Sale and Purchase, dated July 10, 2017 (“Purchase Agreement”), the Sellers and the Purchaser completed the divestiture of the Williston Assets for a total cash purchase price of approximately $1.4 billion, before certain closing adjustments as provided for in the Purchase Agreement. The effective date of the Williston Divestiture is June 1, 2017.

The Williston Assets that were sold include approximately 105,900 net acres as of June 30, 2017 prospective in the Williston Basin in North Dakota. Estimated proved reserves associated with these properties accounted for approximately 104.9 MMBoe, or approximately 71% of the Company’s year-end 2016 proved reserves. For the quarter ended June 30, 2017, these properties produced an average of approximately 28,700 Boe per day, or approximately 79% of the Company’s average daily production for the quarter.

Contemporaneously with such closing, the Company irrevocably deposited a portion of the net proceeds resulting from the Williston Divestiture with U.S. Bank National Association to fund the redemption of all of its outstanding 2022 Second Lien Notes. The Company intends to use the remaining net proceeds to purchase for cash up to $425 million of the $850 million outstanding aggregate principal amount with respect to its 6.75% Senior Unsecured Notes due 2025 (the “2025 Senior Notes”) pursuant to the Offer to Purchase (defined below), to repay amounts outstanding under the Credit Facility and for general corporate purposes, including to fund potential acquisitions and planned drilling expenditures.

Pro forma financial information with respect to the Williston Divestiture is attached as Exhibit 99.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 3, 2017 and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01                                           Regulation FD Disclosure.

On September 7, 2017, the Company issued a press release announcing the entry into the A&R Credit Agreement and the completion of the Williston Divestiture, among other items. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01                                           Other Events.

Redemption of the 2022 Second Lien Notes

On September 7, 2017, the Company announced that it had issued an irrevocable notice to redeem all $112.8 million aggregate principal amount of its outstanding 12.0% Senior Secured Second Lien Notes due 2022 (the “2022 Second Lien Notes”) on October 7, 2017 (the “Redemption Date”). In accordance with the terms of the that certain Indenture, dated December 21, 2015 (as amended and supplemented, the “2022 Second Lien Notes Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, governing the 2022 Second Lien Notes, all of the outstanding 2022 Second Lien Notes will be redeemed at a redemption price equal to the principal amount of $112,826,000 plus the Make Whole Premium (as defined in the 2022 Second Lien Notes Indenture) together with accrued and unpaid interest on the 2022 Second Lien Notes to but not including the Redemption Date. The Company irrevocably deposited with U.S. Bank National Association an amount of funds sufficient to fund the redemption and delivered irrevocable instructions to apply the deposited funds toward the redemption, and has since received a written acknowledgment from U.S. Bank National

Association of the satisfaction and discharge of the 2022 Second Lien Notes Indenture and the obligations of the Company and the subsidiary guarantors under the 2022 Second Lien Notes and related guarantees. The payment of the redemption price and accrued interest to a holder of 2022 Second Lien Notes will become due and payable on the Redemption Date only upon presentation and surrender by the holder of such notes.

This announcement was contained in a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. This Current Report on Form 8-K shall not constitute a notice of redemption of the 2022 Second Lien Notes and does not constitute an offer to purchase, nor a solicitation of an offer to sell, the 2022 Second Lien Notes or any other securities.

Offer to Purchase a Portion of the 2025 Senior Notes

On September 7, 2017, the Company announced the commencement of an offer to purchase for cash (the “Offer”) up to $425 million of the $850 million outstanding aggregate principal amount with respect to its 2025 Senior Notes on a prorated basis at 103.0% of principal plus accrued and unpaid interest if any, up to, but not including, the date of purchase (the “Purchase Amount”). The consummation of the Williston Divestiture constitutes a “Williston Sale” under that certain Indenture, dated as of February 16, 2017 (as amended and supplemented, the “2025 Senior Notes Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), governing the 2025 Senior Notes. Pursuant to the 2025 Senior Notes Indenture, the Company is required to make the Offer to all holders of the 2025 Senior Notes to purchase for cash an aggregate principal amount up to $425 million of the 2025 Senior Notes (the “Target Amount”), upon the terms described in the Company’s offer to purchase (the “Offer to Purchase”). If the aggregate principal amount of 2025 Senior Notes tendered in the Offer exceeds the Target Amount, the Trustee shall select the 2025 Senior Notes to be purchased on a pro rata basis in minimum denominations of $2,000 principal amount or multiples of $1,000 in excess thereof. Holders who validly tender and do not validly withdraw their 2025 Senior Notes in the Offer before the expiration time, which is scheduled to be 5:00 p.m., New York City time, on October 6, 2017, will receive the Purchase Amount on October 10, 2017. The Offer is not conditioned upon the tender of a minimum principal amount of the 2025 Senior Notes.

This announcement was contained in a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. This Current Report on Form 8-K does not constitute an offer to purchase securities or a solicitation of an offer to purchase securities, nor a solicitation of an offer to sell, the 2025 Senior Notes or any other securities.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Amended and Restated Senior Secured Revolving Credit Agreement, dated as of September 7, 2017, by and among Halcón Resources Corporation, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto, as lenders.

99.1

Press Release announcing entry into A&R Credit Agreement, completion of the Williston Divestiture, redemption of all of the Company’s outstanding 12.0% Senior Secured Second Lien Notes due 2022 and commencement of the offer to purchase a portion of the Company’s outstanding 6.75% Senior Unsecured Notes due 2025.

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Senior Secured Revolving Credit Agreement, dated as of September 7, 2017, by and among Halcón Resources Corporation, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto, as lenders.

99.1

Press Release announcing entry into A&R Credit Agreement, completion of the Williston Divestiture, redemption of all of the Company’s outstanding 12.0% Senior Secured Second Lien Notes due 2022 and commencement of the offer to purchase a portion of the Company’s outstanding 6.75% Senior Unsecured Notes due 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

September 11, 2017	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer